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                                                                     EXHIBIT 8.1

                                  May 28, 2002

Doral Financial Corporation
1159 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920

Dear Sirs:

         We have acted as counsel to Doral Financial Corporation, a Puerto Rico corporation (the "Company") with respect to the Registration Statement on Form S-3 (File No. 333-72740) (the "Registration Statement") relating to the public offering of up to 4,140,000 shares (the "Shares") of the Noncumulative Monthly Income Preferred Stock, Series C, $1.00 par value per share, of the Company.

         We have examined the prospectus supplement relating to the Shares (the "Prospectus Supplement") to be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act") and have reviewed the summary of certain Federal and Puerto Rico income tax considerations of the proposed offering described in the Prospectus Supplement (the "Summary") appearing under the caption "Taxation." We have also reviewed such other documents and instruments and have examined such questions of law as we have considered necessary for the purpose of this opinion. In addition, we have relied on certificates of officers of the Company as to certain factual matters.

         It is our opinion that the statements of law contained in the Summary, subject to the limitations stated in the Summary and below, while not purporting to discuss all Federal and Puerto Rico income tax ramifications of the offering, are accurate statements of the principal Federal and Puerto Rico tax consequences to the investors who purchase Shares in the offering described in the Prospectus Supplement.

         Our opinion is based upon the review of the Prospectus Supplement and of applicable Federal and Puerto Rico income tax statutes, regulations, rulings and decisions, as now in effect. A change in any of the foregoing could necessitate a change in our opinion. In addition, our opinion pertains only to the accuracy of the

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statements of law contained in the Summary. As to the statements of fact, we are relying upon your representation that such factual matters are accurate.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Taxation" in the Prospectus Supplement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.



                                       Very truly yours,



                                       /s/ PIETRANTONI MENDEZ & ALVAREZ LLP


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